Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2022

Second Quarter Highlights

•Interest income of $20.9 million; net interest income of $11.7 million
•Net loss attributable to common stockholders of $(9.2) million
•Earnings per share ("EPS") per basic common share of $(0.40)
•Operating income of $5.7 million
•Operating income per basic common share of $0.25
•Taxable income of $0.36 per common share after payment of preferred dividends
•Book value per common share of $14.98 at June 30, 2022
•Repurchased and retired $25.0 million face amount of our preferred stock and associated warrants
•Repurchased 475,355 shares of common stock at an average purchase price of $9.77 per share
•Refinanced four joint ventures with $436.3 million in unpaid principal balance ("UPB") of mortgage loans with collateral values of $1.1 billion and retained $86.0 million of varying classes of related agency rated securities to end the quarter with $441.4 million of investments in debt securities and beneficial interests
•Collected total cash of $74.0 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $51.6 million of cash and cash equivalents at June 30, 2022; average daily cash balance for the quarter was $60.6 million
•As of June 30, 2022, approximately 74.2% of portfolio based on acquisition UPB made at least 12 out of the last 12 payments

New York, NY—August 4, 2022 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended June 30, 2022. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Loan interest income(1)	$15,402	$16,186	$16,718	$15,772	$15,788
Earnings from debt securities and beneficial interests(2)	$5,303	$6,866	$6,448	$7,125	$6,994
Other interest income	$195	$160	$80	$157	$266
Interest expense	$(9,175)	$(8,606)	$(8,999)	$(8,609)	$(8,830)
Net interest income(3)	$11,725	$14,606	$14,247	$14,445	$14,218
Net decrease in the net present value of expected credit losses(3)	$961	$3,978	$4,296	$3,678	$4,733
Other (loss)/income and (loss)/income from equity method investments	$(3,918)	$(3,613)	$854	$868	$843
Total revenue, net(1,4)	$8,768	$14,971	$19,397	$18,991	$19,794
Consolidated net (loss)/income(1)	$(4,781)	$5,631	$9,279	$10,684	$11,170
Net (loss)/income per basic share	$(0.41)	$0.15	$0.32	$0.40	$0.45
Average equity(1,5)	$466,847	$489,303	$500,760	$493,687	$498,990
Average total assets(1)	$1,645,915	$1,722,610	$1,696,144	$1,669,965	$1,600,337
Average daily cash balance(6,7)	$60,609	$73,636	$79,294	$89,240	$113,008
Average carrying value of RPLs(1)	$909,382	$946,164	$924,171	$860,155	$897,847
Average carrying value of NPLs(1)	$114,775	$117,670	$116,272	$88,205	$46,139
Average carrying value of SBC loans	$16,704	$19,923	$25,989	$28,469	$23,685
Average carrying value of debt securities and beneficial interests	$487,484	$491,231	$487,110	$520,814	$405,612
Average asset backed debt balance(1)	$1,046,985	$1,099,142	$1,089,104	$1,044,125	$992,122
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D"), which is 50% owned by third-party institutional investors.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarter. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Average equity includes the effect of an aggregate of $93.0 million of preferred stock for the three months ended June 30, 2022 and $115.1 million of preferred stock for the three months ended March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021.
(6)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(7)For the three months ended September 30, 2021, the average daily cash balance excludes $9.4 million of funds on deposit in a non-interest bearing account which closed on August 20, 2021. Including the $9.4 million on deposit, average daily cash was $94.4 million. For the three months ended June 30, 2021, the average daily cash balance excludes $22.1 million, $17.5 million and $9.4 million of funds on deposit in a non-interest bearing account which amounts closed on June 17, 2021, June 24, 2021 and August 20, 2021, respectively. Including the aggregate of $49.0 million on deposit, average daily cash was $125.7 million.

For the quarter ended June 30, 2022, we had a GAAP consolidated net loss attributable to common stockholders of $(9.2) million or $(0.40) per common share after preferred dividends, Operating income, a non-GAAP financial measure which adjusts GAAP earnings by removing unrealized gains and losses as well as certain other non-core expenses and preferred dividends, was $5.7 million or $0.25 per common share. We consider Operating income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters and believe this information will be useful to our investors as it is how management evaluates our performance.

During the quarter ended June 30, 2022, we repurchased and retired $25.0 million face amount of our preferred stock and associated warrants for our common stock in a series of repurchase transactions. The repurchase of the preferred stock caused the recognition of $2.5 million of GAAP deferred issuance costs and the repurchase of the warrants accelerated future GAAP accretion expense on the warrant's put option liability of $3.5 million for a total of $6.0 million in one-time charges. The repurchase of the preferred stock will save us approximately $1.7 million annually in preferred dividends while the repurchase of the warrants will reduce future put option accretion expense by $2.8 million annually for a total annual savings of $4.5 million. We funded these repurchases with cash on hand.

Our interest income for the quarter ended June 30, 2022 excluding any adjustment for expected credit losses was $11.7 million, a decrease of $2.9 million over the prior quarter. Gross interest income decreased $2.3 million as a result of a lower average balance of our mortgage loan portfolio during the quarter and lower yields on our beneficial interests due to duration extension from increased reperformance of previously delinquent underlying loans. Our interest expense for the quarter ended June 30, 2022 increased $0.6 million compared to the prior quarter primarily as a result of rate increases on our repurchase financing facilities.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended June 30, 2022, we recorded a $1.0 million decrease in the net present value of expected future credit losses primarily driven by higher than expected payments received on our mortgage loan portfolio during the quarter compared to a $4.0 million decrease in the net present value of expected future credit losses for the first quarter.

Our Other loss/income line includes a charge of $2.1 million, or $0.09 per common share for a loss on the refinancing of Ajax Mortgage Loan Trusts 2019-A and 2019-B ("2019-A and -B"). The trusts were redeemed in the second quarter of 2022 and the underlying mortgage loans were re-securitized in Ajax Mortgage Loan Trust 2022-B (“2022-B”). Although we continue to own approximately the same interest in the underlying mortgage loans and related cash flows, we account for our beneficial interests in joint ventures as legal securities. The beneficial interests were settled through receipt of a combination of the beneficial interest in 2022-B and cash received from the sale of the underlying loans to 2022-B. Loan prices have undergone significant disruption since year end and the decline in loan prices versus December 31, 2021 resulted in lower than expected current cash proceeds at redemption. The loss is effectively a cash flow timing difference. We expect to recover the loss as accretion on the beneficial interest in 2022-B as the underlying expected cash flows remain unchanged. By comparison, when we re-securitize our wholly owned secured borrowings, we do not recognize any gain or loss because the transaction is treated as a refinancing through the redemption and issuance of the notes and the beneficial interest is not recorded on the consolidated balance sheet as a separate legal security. We only record an impairment on loans carried on our balance sheet if the carrying value exceeds fair value. Comparatively, for the quarter ended March 31, 2022 we recorded a mark to market loss of $4.0 million on the resecuritization of Ajax Mortgage Loan Trusts 2018-D and 2018-G ("2018-D and -G") into Ajax Mortgage Loan trust 2022-A ("2022-A") in anticipation of the April settlement.

Our Other loss/income line also includes a lower of cost or market adjustment of $1.8 million, or $0.08 per common share resulting from duration extension of certain loans in our portfolio that were purchased at a discount. Increased reperformance of previously delinquent loans that were purchased at a discount extends expected duration which lowers yield as increased borrower equity has changed payment patterns.

We recorded a loss from our investments in affiliates of $0.4 million for the quarter ended June 30, 2022 compared to a loss of $63 thousand for the quarter ended March 31, 2022. The loss is partially due to the flow through impact of mark to market losses on shares of our stock held by our Manager and our Servicer. We account for our investments in our Manager and our Servicer using the equity method of accounting.

Our operating expenses increased on a quarter over quarter basis by $0.7 million primarily due to a $0.4 million increase in amortization of our put option liability on our remaining outstanding warrants and $0.3 million in higher local tax expense.

We recorded $0.1 million in recoveries on our REO held-for-sale portfolio in real estate operating expense for the quarter ended June 30, 2022. We sold one property in the second quarter and seven properties were added to REO held-for-sale through foreclosures. We are seeing an increase in REO as COVID-19 foreclosure moratoriums have expired and foreclosures have resumed.

We ended the quarter with a GAAP book value of $14.98 per common share, compared to a book value per common share of $15.95 for the quarter ended March 31, 2022. The decrease in book value is driven primarily by a mark to market loss on our investments in debt securities, acceleration of deferred issuance costs on retirement of our preferred stock and warrants, and our GAAP loss for the quarter offset by the positive impact of a lower share count at the end of the quarter due to the repurchase of 475,355 shares of our common stock.

Our taxable income for the quarter ended June 30, 2022 was $0.43 per share before preferred dividends, compared to $0.49 per share before preferred dividends for the quarter ended March 31, 2022. Our taxable income for the quarter ended June 30, 2022 was $0.36 per share of net income available to common stockholders, compared to $0.40 per share of net income available to common stockholders for the quarter ended March 31, 2022.

On April 14, 2022, with an accredited institutional investor we refinanced our 2018-D and -G joint ventures into 2022-A and retained $49.2 million of varying classes of agency rated securities and equity. We acquired 23.28% of the securities and trust certificates from the trust. 2022-A acquired 811 RPLs and NPLs with UPB of $215.5 million and an aggregate property value of $518.8 million. The AAA through A rated securities represent 71.9% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.47%. This is the first fully rated securitization structure to include a substantial amount of NPLs. Approximately 33.9% of loan UPB in 2022-A was 60 days or more delinquent. Based on the structure of the transaction we will not consolidate 2022-A under U.S. GAAP.

On June 9, 2022, with an accredited institutional investor we refinanced our 2019-A and -B joint ventures into 2022-B and retained $36.8 million of varying classes of agency rated securities and equity. We acquired 17.18% of the securities and trust certificates from the trust. 2022-B acquired 1,106 RPLs and NPLs with UPB of $220.8 million and an aggregate property value of $575.5 million. The AAA through A rated securities represent 76.9% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.47%. Based on the structure of the transactions, we do not consolidate 2022-B under U.S. GAAP.

We collected $74.0 million of cash during the second quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $51.6 million in cash and cash equivalents. Cash collections of $55.4 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs, and sales of REO during the quarter, and $18.6 million were derived from interest and principal payments on investments in debt securities and beneficial interests.

We purchased six RPLs with UPB of $1.2 million at 68.0% of property value and one NPL with UPB of $0.2 million at 44.1% of property value. These loans were acquired and included on our consolidated balance sheet for a weighted average of 44 days of the quarter.

The following table provides an overview of our portfolio at June 30, 2022 ($ in thousands):

No. of loans	5,535	Weighted average coupon	4.32%
Total UPB(1)	$1,068,319	Weighted average LTV(5)	58.5%
Interest-bearing balance	$977,144	Weighted average remaining term (months)	295
Deferred balance(2)	$91,175	No. of first liens	5,483
Market value of collateral(3)	$2,197,582	No. of second liens	52
Current purchase price/total UPB	81.7%	No. of REO held-for-sale	37
Current purchase price/market value of collateral	43.3%	Market value of REO held-for-sale(6)	8,722
RPLs	87.6%	Carrying value of debt securities and beneficial interests in trusts	$460,108
NPLs	10.9%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	74.2%
SBC loans(4)	1.5%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	66.4%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (61.3% of UPB), ARM (7.0% of UPB) and Hybrid ARM (31.7% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of June 30, 2022 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

We repurchased $5.0 million face amount of our outstanding preferred stock and associated warrants for our common stock. The repurchase of the preferred stock will save us approximately $0.3 million annually in preferred dividends while the repurchase of the warrants will reduce future put option accretion expense by approximately $0.6 million annually for a total expected annual savings of $0.9 million.

Since quarter end, we have acquired 22 residential RPLs in four transactions from four different sellers with aggregate UPB of $5.7 million. The purchase price of the RPLs was 97.0% of UPB and 39.5% of the estimated market value of the underlying collateral of $14.1 million.

We have agreed to acquire, subject to due diligence, 16 residential RPLs in eight transactions, and three NPLs in one transaction, with aggregate UPB of $5.7 million and $0.4 million, respectively. The purchase price of the residential RPLs is 86.4% of UPB and 60.4% of the estimated market value of the underlying collateral of $8.2 million. The purchase price of the NPLs is 71.5% of UPB and 70.0% of the estimated market value of the underlying collateral of $0.4 million.

On August 4, 2022, our Board of Directors declared a cash dividend of $0.27 per share to be paid on August 31, 2022 to stockholders of record as of August 15, 2022.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, August 4, 2022 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2021 filed with the Securities and Exchange Commissions (the "SEC") on March 4, 2022 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended June 30, 2022. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, we could experience material adverse effects on our business, financial condition, liquidity and results of operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$20,900	$23,212	$23,246	$23,054
Interest expense	(9,175)	(8,606)	(8,999)	(8,609)
Net interest income	11,725	14,606	14,247	14,445
Net decrease in the net present value of expected credit losses(1)	961	3,978	4,296	3,678
Net interest income after the impact of changes in the net present value of expected credit losses	12,686	18,584	18,543	18,123

(Loss)/income from equity method investments	(355)	(63)	89	90
Other (loss)/income	(3,563)	(3,550)	765	778
Total revenue, net	8,768	14,971	19,397	18,991

EXPENSE:
Related party expense - loan servicing fees	2,006	2,091	2,158	1,743
Related party expense - management fee	2,363	2,293	2,281	2,292
Professional fees	419	345	1,011	526
Real estate operating expenses	(33)	185	131	(76)
Fair value adjustment on put option liability	3,595	3,200	2,824	2,493
Other expense	1,668	1,254	1,315	1,227
Total expense	10,018	9,368	9,720	8,205
Acceleration of put option settlement	3,531	—	—	—
Loss on debt extinguishment	—	—	367	—
(Loss)/income before provision for income tax	(4,781)	5,603	9,310	10,786
Provision for income tax (benefit)	—	(28)	31	102
Consolidated net (loss)/income	(4,781)	5,631	9,279	10,684
Less: consolidated net income/(loss) attributable to non-controlling interests	16	96	(33)	(578)
Consolidated net (loss)/income attributable to Company	(4,797)	5,535	9,312	11,262
Less: dividends on preferred stock	1,925	1,949	1,950	1,949
Less: discount on retirement of preferred stock	2,459	—	—	—
Consolidated net (loss)/income attributable to common stockholders	$(9,181)	$3,586	$7,362	$9,313
Basic earnings per common share	$(0.40)	$0.15	$0.32	$0.40
Diluted earnings per common share	$(0.40)	$0.15	$0.32	$0.38

Weighted average shares – basic	22,754,553	22,922,316	22,905,267	22,862,429
Weighted average shares – diluted	22,754,553	22,922,316	30,439,064	30,407,649
____________________________________________________________

(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended June 30, 2022, March 31, 2022, December 31, 2021, and September 30, 2021. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	June 30, 2022	December 31, 2021
ASSETS	(unaudited)
Cash and cash equivalents	$51,572	$84,426
Cash held in trust	4,719	3,100
Mortgage loans held-for-sale, net	—	29,572
Mortgage loans held-for-investment, net	1,023,614	1,080,434
Real estate owned properties, net(3)	7,434	6,063
Investments in securities at fair value(4)	315,452	355,178
Investments in beneficial interests(5)	125,960	139,588
Receivable from servicer	11,621	20,899
Investments in affiliates	31,760	27,020
Prepaid expenses and other assets	12,703	13,400
Total assets	$1,584,835	$1,759,680

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$504,027	$575,563
Borrowings under repurchase transactions	509,512	546,054
Convertible senior notes, net(6)	103,866	102,845
Management fee payable	2,217	2,279
Put option liability	24,834	23,667
Accrued expenses and other liabilities	4,587	8,799
Total liabilities	1,149,043	1,259,207

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,538,881 shares issued and outstanding at June 30, 2022 and 2,307,400 shares issued and outstanding at December 31, 2021	34,080	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,661,119 shares issued and outstanding at June 30, 2022 and 2,892,600 shares issued and outstanding at December 31, 2021	58,919	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 22,726,572 shares issued and outstanding at June 30, 2022 and 23,146,775 shares issued and outstanding at December 31, 2021	234	233
Additional paid-in capital	316,758	316,162
Treasury stock	(6,577)	(1,691)
Retained earnings	48,800	66,427
Accumulated other comprehensive (loss)/income	(18,696)	1,020
Equity attributable to stockholders	433,518	497,295
Non-controlling interests(7)	2,274	3,178
Total equity	435,792	500,473
Total liabilities and equity	$1,584,835	$1,759,680
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $701.4 million and $756.8 million of loans at June 30, 2022 and December 31, 2021, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $9.1 million and $7.1 million of allowance for expected credit losses at June 30, 2022 and December 31, 2021, respectively.
(2)As of June 30, 2022 and December 31, 2021, balances for Mortgage loans held-for-investment, net include $0.9 million and $1.4 million, respectively, from a 50.0% owned joint venture, which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.5 million at both June 30, 2022 and December 31, 2021.
(4)As of June 30, 2022, Investments in securities at fair value include an amortized cost basis of $334.1 million and a net unrealized loss of 18.7 million. As of December 31, 2021, Investments in securities at fair value include an amortized costs basis of $354.2 million and net unrealized gains $1.0 million.
(5)Investments in beneficial interests includes allowance for expected credit losses of zero and $0.6 million at June 30, 2022 and December 31, 2021, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $5.7 million at June 30, 2022 and $7.3 million at December 31, 2021. Convertible senior notes, net are presented net of deferred issuance costs of $0.7 million and $1.7 million at June 30, 2022 and December 31, 2021, respectively.
(7)As of June 30, 2022 non-controlling interests includes $1.1 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2021 non-controlling interests includes $1.8 million from a 50.0% owned joint venture, $1.3 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	June 30, 2022			March 31, 2022			December 31, 2021			September 30, 2021
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net (loss)/income attributable to common stockholders	$(9,181)	22,754,553		$3,586	22,922,316		$7,362	22,905,267		$9,313	22,862,429
Allocation of loss/(earnings) to participating restricted shares	103	—		(43)	—		(79)	—		(92)	—
Consolidated net (loss)/income attributable to unrestricted common stockholders	$(9,078)	22,754,553	$(0.40)	$3,543	22,922,316	$0.15	$7,283	22,905,267	$0.32	$9,221	22,862,429	$0.40
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	—	—		—	—		79	248,482		92	229,291
Amortization of put option(3)	—	—		—	—		—	—		—	—
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	—	—		—	—		2,229	7,285,315		2,237	7,315,929
Diluted EPS
Consolidated net (loss)/income attributable to common stockholders and dilutive securities	$(9,078)	22,754,553	$(0.40)	$3,543	22,922,316	$0.15	$9,591	30,439,064	$0.32	$11,550	30,407,649	$0.38
____________________________________________________________
(1)Our outstanding warrants for an additional 5,250,000 shares of common stock would have an anti-dilutive effect on diluted earnings per share for the three months ended June 30, 2022 and 6,500,000 for March 31, 2022, December 31, 2021, September 30, 2021 and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended June 30, 2022, March 31, 2022, December 31, 2021, and September 30, 2021 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of the interest expense and assumed conversion of shares from convertible notes on our diluted EPS calculation for the three months ended June 30, 2022 and March 31, 2022, would have been anti-dilutive and have been removed from the calculation.

Appendix B - Reconciliation of Operating income to Consolidated net (loss)/income available to common stockholders
(Dollars in thousands except per share amounts)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$20,900	$23,212	$23,246	$23,054
Interest expense	(9,175)	(8,606)	(8,999)	(8,609)
Net interest income	11,725	14,606	14,247	14,445

Other income	423	423	765	778
Total revenue, net	12,148	15,029	15,012	15,223

EXPENSE:
Related party expense - loan servicing fees	2,006	2,091	2,158	1,743
Related party expense - management fees	2,363	2,293	2,281	2,292
Professional fees	419	345	1,011	526
Real estate operating expenses	36	16	8	2
Other expense	1,668	1,254	1,315	1,227
Total expense	6,492	5,999	6,773	5,790
Consolidated operating income	$5,656	$9,030	$8,239	$9,433
Basic operating income per common share	$0.25	$0.39	$0.36	$0.41
Diluted operating income per common share	$0.25	$0.36	$0.34	$0.38

Reconciliation to GAAP net (loss)/income

Consolidated operating income	$5,656	$9,030	$8,239	$9,433

Mark to market loss on joint venture refinancing	(2,142)	(3,973)	—	—
Lower of cost or market adjustment on mortgage loans	(1,844)	—	—	—
Net decrease in the net present value of expected credit losses(1)	961	3,978	4,296	3,678
REO recovery/(impairments)	69	(169)	(123)	78
Fair value adjustment on put option liability	(3,595)	(3,200)	(2,824)	(2,493)
Acceleration of put option settlement	(3,531)	—	—	—
Other adjustments	(355)	(63)	(278)	90
Consolidated net (loss)/income	(4,781)	5,603	9,310	10,786
Provision for income tax (benefit)	—	(28)	31	102
Consolidated net (loss)/income attributable to non-controlling interest	(16)	(96)	33	578
Consolidated net (loss)/income attributable to Company	(4,797)	5,535	9,312	11,262
Dividends on preferred stock	(1,925)	(1,949)	(1,950)	(1,949)
Discount on retirement of preferred stock	(2,459)	—	—	—
Consolidated net (loss)/income attributable to common stockholders	$(9,181)	$3,586	$7,362	$9,313
Basic (loss)/earnings per common share	$(0.40)	$0.15	$0.32	$0.40
Diluted (loss)/earnings per common share	$(0.40)	$0.15	$0.32	$0.38
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(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended June 30, 2022, March 31, 2022, December 31, 2021, and September 30, 2021. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.